I, Helen Couranz, Secretary, General American Life Insurance Company, hereby certify that the following is a true and correct excerpt from the Minutes of the meeting of the Board of Directors of said Company held on January 30, 1985:

     "The President reported that the Company, like its competitors, was developing a form of insurance known as flexible premium variable life. Purchasers of this type of insurance would be able to direct the investment of their premium, net of expenses, into one or more specialized investment funds as well as into the company's General Account. This ability to select an underlying investment, together with the ability to select a death benefit which could fluctuate with the fluctuations of the underlying investment, make flexible premium variable life insurance subject to regulation by the Securities and Exchange Commission.

     "The structure which the insurance industry had devised to meet the requirements of the federal securities laws called for premium payments to go to a Separate Account which would register with the SEC as a unit investment trust and invest in shares of investment funds run by a corporation registered as a series investment company with the SEC. Incorporation of the investment company in Maryland was recommended. So that General American might move forward in the development of flexible premium variable life, authorization of the creation of a new Separate Account and a new subsidiary to function as a series investment company was needed. Accordingly, the President submitted for the Board's consideration the following three resolutions:

          "RESOLVED, that General American Life Insurance Company form a new Separate Account which will register with the Securities and Exchange Commission as a unit investment trust. This Separate Account shall be known as General
          American Separate Account Eleven.

          "RESOLVED FURTHER, that General American Life Insurance Company, acting in conjunction with its wholly-owned subsidiary General American Holding Company, form a new general business corporation in the State of Maryland; said corporation to be owned by General American Holding Company and to function as a registered series investment company, issuing different series of stock entitling the holder to participate in the results of different investment funds.

          "RESOLVED FURTHER, that both Separate Account Eleven and the investment company be capitalized in amounts adequate to meet all regulatory requirements and to enable them to commence operation; and that General American Life Insurance Company is authorized to contract with the Separate Account and the investment company for the provision of management, record keeping, and other services.

     "After discussion, Richard C. Grayson moved and R. Hal Dean seconded the adoption of the foregoing resolutions. Upon being put to a vote, the three foregoing resolutions were unanimously adopted."


                                   _________________________
                                   Secretary